Filed pursuant to Rule 424(b)(4)

Registration No. 333-227228

PROSPECTUS

861,710 Class A Units Consisting of Common Stock and Warrants and

11,984 Class B Units Consisting of Series A Convertible Preferred Stock and Warrants

We are offering 861,710 Class A Units consisting of, in the aggregate, 861,710 shares of our common stock and warrants to purchase, in the aggregate, 861,710 shares of our common stock. The warrants will have an exercise price of $3.50 per share of common stock and will be exercisable upon issuance (subject to the call option). We have the option to “call” the exercise of any or all of the warrants, from time to time after any 10-consecutive trading day period during which the daily VWAP of our common stock is not less than $10.50 for such 10-consecutive trading day period. The warrants will expire five years from date of issuance. Each Class A Unit sold in this offering consists of one share of our common stock and a warrant to purchase one share of our common stock. The shares of common stock and warrants that are part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units (together with the Class A Units, the “Units”). Each Class B Unit will consist of one share of our newly designated Series A Convertible Preferred Stock, or the Series A Preferred Shares, with a stated value of $1,000 and convertible into 285.7143 shares of common stock at a conversion price of $3.50 per share, together with warrants to purchase 285.7143 shares of common stock, exercisable at $3.50 per share of common stock. The Series A Preferred Shares do not generally have any voting rights unless and until converted into shares of common stock. The Series A Preferred Shares and warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on the extent to which holders of Series A Preferred Shares convert their shares to common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “TNXP.” On December 7, 2018, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $2.94 per share.

There is no established trading market for the warrants or Series A Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the warrants or Series A Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and Series A Preferred Shares will be limited.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$3.50	$1,000	$14,999,985
Underwriting discount(1)	$0.245	$70	$1,049,999
Proceeds, before expenses, to us	$3.255	$930	$13,949,986

(1)	We refer you to the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriters to purchase 642,856 additional shares of common stock and/or additional warrants to purchase 642,856 shares of common stock, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about December 11, 2018.

Sole Book-Running Manager

A.G.P.

Co-Manager

Dawson James Securities, Inc.

The date of this prospectus is December 7, 2018

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus and any such free writing prospectus outside of the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

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Summary

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Tonix Pharmaceuticals Holding Corp., a Nevada corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and to improve biodefense through the development of potential medical counter-measures. Our most advanced drug development program is focused on delivering a safe and effective long-term treatment for posttraumatic stress disorder, or PTSD. PTSD is characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. We have assembled a management team with significant industry experience to lead the development of our product candidates. We complement our management team with a network of scientific, clinical, and regulatory advisors that includes recognized experts in the fields of PTSD, other central nervous system disorders and biodefense.

Our lead product candidate, Tonmya®, or TNX-102 SL, a proprietary low-dose cyclobenzaprine, or CBP, sublingual tablet, designed for bedtime administration, is in Phase 3 development as a potential treatment for PTSD and designated by the U.S. Food and Drug Administration, or FDA, as a Breakthrough Therapy. Based on the outcome of the interim analysis of the Phase 3 HONOR study for Tonmya 5.6 mg in July 2018, we have terminated the HONOR study due to inadequate separation from placebo on the primary endpoint at Week 12. However, meaningful improvement in overall PTSD symptoms was observed at Week 4. We met with the FDA in October 2018 to discuss the HONOR study results and our proposal to conduct a new Phase 3 study using a modified trial design. Based on the FDA minutes received in November 2018, the FDA has accepted our new study design for the Phase 3 RECOVERY trial. The Phase 3 RECOVERY trial will study participants with PTSD who experienced an index trauma within nine years of screening, and include study participants who have experienced either civilian or military-related traumas. The primary endpoint of this 12-week trial will be improvement in overall PTSD symptoms at Week 4 measured by the Clinician Administered PTSD Scale for DSM-5, or CAPS-5. We plan to start the Phase 3 RECOVERY trial of Tonmya 5.6 mg for the treatment of PTSD in the first quarter of 2019. The FDA has conditionally accepted the proposed trade name Tonmya for TNX-102 SL for the treatment of PTSD. TNX-102 SL is also being developed as a treatment for agitation in Alzheimer’s disease, or AAD, under a separate Investigational New Drug, or IND, application, which has been cleared to support a Phase 2, potential pivotal efficacy study. FDA comments on the Phase 2 study design were received in October 2018. TNX-102 SL for the treatment of AAD has been designated a Fast Track development program by the FDA. Our development pipeline also includes: TNX-601 (tianeptine oxalate), a pre-IND candidate, designed for daytime administration as a potential treatment of PTSD and for cognitive dysfunction associated with steroid use; TNX-801, a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, or HPXV; TNX-301, an IND candidate for the treatment of alcohol use disorder, or AUD; and TNX-701, a biodefense development program for protection from radiation injury. We hold worldwide development and commercialization rights to all of our product candidates.

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus and in the documents incorporated by reference prior to investing in our securities. These risks are discussed more fully in the section titled “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus. These risks and uncertainties include, but are not limited to, the following:

●	We have incurred significant losses and anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability;

●	Our profitability depends on our ability to develop and commercialize our current and future product candidates;

●	Our ability to continue as a going concern will require us to obtain additional financing to fund our current operations, which may be unavailable on acceptable terms, or at all;

●	Because our product candidates are in the clinical stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue;

●	We will require substantial additional financing to achieve our goals, and a failure to obtain necessary capital when needed would force us to delay, limit, reduce or terminate our product development or commercialization efforts;

●	We may encounter substantial delays in our clinical trials, or our clinical trials may fail to demonstrate the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities;

●	It may be difficult for us to predict the time and cost of product development. Unforeseen problems may prevent further development or approval of our product candidates;

●	We rely, and expect to continue to rely, on third parties to conduct preclinical studies and clinical trials for our product candidates, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates;

●	We face substantial competition from other pharmaceutical and biotechnology companies, which may result in others discovering, developing or commercializing products before, or more successfully, than we do; and

●	It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position and other intellectual property rights do not adequately protect our product candidates, others could compete against us (including directly), which could materially harm our business, results of operations and financial condition.

Corporate Information

We were incorporated on November 16, 2007 under the laws of the State of Nevada as Tamandare Explorations Inc. On October 11, 2011, we changed our name to Tonix Pharmaceuticals Holding Corp. Our principal executive offices are located at 509 Madison Avenue, Suite 306, New York, New York 10022, and our telephone number is (212) 980-9155. Our website addresses are www.tonixpharma.com, www.tonix.com, and www.krele.com. The information on our websites is not part of this prospectus. We have included our website addresses as a factual reference and do not intend them to be active links to our websites.

On November 28, 2018, we effected a one-for-ten reverse stock split of our issued and outstanding shares of common stock and corresponding proportional reduction in the number of shares of common stock authorized for issuance under our articles of incorporation. All per share amounts and number of shares in this prospectus reflect the reverse stock split.

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The Offering

Class A Units offered by us

861,710 Class A Units, each consisting of one share of our common stock, par value $0.001 per share and one warrant to purchase one share of our common stock at an exercise price per share equal to $3.50. The Class A Units will not be certificated and the shares of common stock and warrants that are part of such units will be immediately separable and will be issued separately in this offering.

Public Offering Price Per Class A Unit	$3.50

Class B Units offered by us

11,984 Class B Units, each consisting of one Series A Preferred Share with a stated value of $1,000 and one warrant to purchase 285.7143 shares of our common stock at an exercise price per share equal to $3.50, are also being offered to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering. Each Series A Preferred Share will convert into 285.7143 shares of our common stock at a conversion price of $3.50 per Class A Unit. The Series A Preferred Shares generally do not have any voting rights and will not be certificated. The Series A Preferred Shares and warrants that are part of the Class B Units are immediately separable and will be issued separately in this offering.

Public Offering Price Per Class B Unit	$1,000

Series A Convertible Preferred Shares	The Series A Preferred Shares will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation) at any time at the option of the holder, at the public offering price of the Class A Units. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for a discussion of the terms of the Series A Preferred Shares.

Common stock outstanding immediately prior to this offering	1,529,427 shares

Common stock to be outstanding immediately following this offering

5,815,137 shares of our common stock and assumes that all shares of Series A Preferred are converted to shares of common stock and that none of the warrants are exercised. If the underwriters’ option to purchase additional securities is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 6,457,993 assuming all Series A Preferred Shares sold in this offering convert to common stock and that none of the warrants are exercised. This prospectus also includes the shares of common stock issuable upon conversion of the Series A Preferred Shares and exercise of the warrants.

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Warrants	Each warrant included in the Class A Units and Class B Units will be exercisable for one share of common stock, will have an exercise price per share equal to $3.50, will be exercisable upon issuance, and will expire five years from the date of issuance (subject to the call option) and we have the option to “call” the exercise of any or all of the warrants, from time to time after any 10-consecutive trading day period during which the daily VWAP of our common stock is not less than $10.50 for such 10-consecutive trading day period.

Underwriter’s option to purchase additional securities	We have granted a 45-day option to the underwriters to purchase 642,856 additional shares of common stock and/or additional warrants to purchase 642,856 shares of common stock.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $13.7 million, or approximately $15.8 million if the underwriters exercise their option to purchase additional securities in full, based on a public offering price of $3.50 per Class A Unit and $1,000 per Class B Unit and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, to help fund a new Phase 3 study using a modified trial design for our lead product candidate, TNX-102 SL, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business. See the section titled “Dividend Policy” for a more complete description of our dividend policy.

Risk Factors	An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

The NASDAQ Global Market symbol

TNXP

There is no established public trading market for the warrants or Series A Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the warrants or the Series A Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Series A Preferred Shares will be limited.

The number of shares of common stock to be outstanding after this offering is based on 1,529,427 shares of common stock outstanding at December 7, 2018, and excluding the following:

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●	shares of common stock that may be issued upon exercise of warrants to be issued in this offering;

●	142,142 shares of common stock issuable upon exercise of stock options outstanding at December 7, 2018 at a weighted-average exercise price of $139.42 per share;

●	59,371 shares of common stock issuable upon exercise of warrants outstanding at December 7, 2018 at a weighted-average exercise price of $73.06 per share;

●	113,500 shares of common stock reserved and available for issuance under our equity compensation plan; and

●	30,000 shares of common stock reserved and available for issuance under our employee stock purchase plan.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	no issuance or exercise of stock options or warrants on or after September 30, 2018;

●	no exercise by the underwriters of their option to purchase up to an additional 642,856 shares of common stock in this offering; and

●	a one-for-ten reverse stock split of our issued and outstanding shares of common stock, options and warrants effected on November 28, 2018 and the corresponding adjustment of all common stock prices per share and stock option and warrant exercise prices per share.

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Risk Factors

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the following adverse developments described in the following risk factors and in the documents incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of the money that you pay for our securities. In addition, the risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could results in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

Risks Related to our Securities and the Offering

If we sell securities in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any of our securities sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to fund clinical development of our product candidates and working capital and other general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the NASDAQ Global Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

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The market price for our common stock may be volatile, and your investment in our common stock or Series A Preferred Shares could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

●	announcements of technological innovations or new products by us or our competitors;

●	announcement of FDA approval or disapproval of our product candidates or other product-related actions;

●	developments involving our discovery efforts and clinical studies;

●	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

●	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

●	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;

●	public concerns as to the safety or efficacy of our product candidates or our competitors’ products;

●	changes in government regulation of the pharmaceutical or medical industry;

●	changes in the reimbursement policies of third party insurance companies or government agencies;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	developments involving corporate collaborators, if any;

●	changes in accounting principles; and

●	the loss of any of our key scientific or management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

On October 22, 2018, we received a written notice from Nasdaq staff indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). Our board of directors approved a one-for-ten reverse stock split of our authorized number of shares of common stock and our outstanding number of shares of common stock that we effected on November 28, 2018 in order to regain compliance with the current minimum bid price obligation. However, there can be no assurance that the reverse stock split will result in a sustained higher stock price that will allow us to meet the Nasdaq listing requirements.

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We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

There is no active, public market for the Series A Preferred Shares being offered in this offering.

There is no established public trading market for the Series A Preferred Shares being offered in this offering. We do not intend to apply to list the Series A Preferred Shares on a securities exchange. Without an active trading market, the liquidity of the Series A Preferred Shares will be limited.

The Series A Preferred Shares have limited voting rights.

Holders of Series A Preferred Shares generally will not have the right to vote on any matters brought before the Company’s stockholders, either as a separate class or on an as-converted-to-common stock-basis, and will not have the right to vote on members of the Company’s board of directors. The holders of Series A Preferred Shares will have the right to vote only on certain material changes in the terms of the Series A Preferred Stock and on other matters as may be required by Nevada law.

There is no public market for the warrants being sold in this offering.

There is no established public trading market for the warrants contained in the units being offered in this offering, and we do not expect a market to develop. We do not intend to apply for listing of any such warrants on any national securities exchange or other trading market. Without an active market, there will be no or limited liquidity for the warrants.

The warrants included in this offering may not have any value.

The warrants will be immediately exercisable, and will expire on the fifth anniversary of the date of issuance. In the event the trading price of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

As a holder of warrants, you will have no rights as a common stockholder with respect to the common stock underlying the warrants until you acquire our common stock.

Until you acquire our common stock upon exercise of your warrants, you will have no rights with respect to the common stock underlying those warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for actions to be taken by our common stockholders occurs after the date you exercise your warrants.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline.

Our quarterly operating results are likely to fluctuate in the future. These fluctuations could cause our stock price to decline. The nature of our business involves variable factors, such as the timing of the research, development and regulatory pathways of our product candidates, which could cause our operating results to fluctuate.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

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The rights of the holders of our securities may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the ability to designate and issue preferred stock in one or more series. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the relative voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could have the effect of discouraging, delaying or preventing a change of control of us. The possible impact on takeover attempts could adversely affect the price of our securities. Although we have no present intention to designate any series or issue any shares of preferred stock, other than pursuant to this offering, we may do so in the future.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our history of operating losses and expectation that we will continue to incur operating losses for the foreseeable future;
●	our current and future capital requirements to support our development efforts and our ability to satisfy our capital needs;
●	our ability to obtain FDA approval for any of our product candidates;
●	our ability to maintain or protect the validity of our patents and other intellectual property;
●	our ability to retain key executives and medical and science personnel;
●	our ability to internally develop new inventions and intellectual property;
●	interpretations of current laws and the passages of future laws;
●	acceptance of our business model by investors;
●	the accuracy of our estimates regarding expenses and capital requirements; and
●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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Use of Proceeds

We estimate that we will receive net proceeds of approximately $13.7 million from the sale of the units offered in this offering, or approximately $15.8 million if the underwriters exercise their over-allotment option in full, based on a public offering price of $3.50 per Class A Unit, and $1,000 per Class B Unit and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This amount does not include the proceeds which we may receive in connection with the exercise of warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

We currently expect to use the net proceeds from this offering to help fund a new Phase 3 study using a modified trial design for our lead product candidate, TNX-102 SL, and for working capital and other general corporate purposes.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant. In addition, the terms of our revolving credit facility place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

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Capitalization

The following table sets forth our capitalization as of September 30, 2018:

●	on an actual basis, adjusted to reflect the reverse stock split of one-for-ten effective November 28, 2018;

●

on an as-adjusted basis to reflect the issuance and sale by us of (i) 861,710 Class A Units in this offering at the public offering price of $3.50 per unit, and (ii) 11,984 Class B Units in this offering at the public offering price of $1,000 per Class B Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2018
	Actual	As Adjusted
	(unaudited)
	(in thousands, except per share data)
Cash and cash equivalents	$14,674	$28,374
Other long-term liabilities	$	$
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 authorized, zero issued and outstanding (actual); 5,000,000 authorized, 11,984 issued and outstanding (as adjusted)	-	-
Common stock, $0.001 par value; 15,000,000 authorized, 1,048,046 issued and outstanding (actual), 1,909,756 issued and outstanding (as adjusted)	1	2
Additional paid-in capital	194,601	208,300
Accumulated deficit	(180,864)	(180,864)
Accumulated other comprehensive loss	(29)	(29)
Total shareholders’ equity	13,709	27,409
Total capitalization	$13,709	$27,409

The number of shares of our common stock to be outstanding upon completion of this offering is based on 1,529,427 shares of our common stock outstanding as of December 7, 2018, and:

●	excludes shares of common stock that may be issued upon exercise of warrants to be issued in this offering;

●	excludes 142,142 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $139.42 per share;

●	excludes 59,371 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $73.06 per share;

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●	excludes 113,500 shares of common stock reserved and available for issuance under our equity compensation plan;

●	excludes 30,000 shares of common stock reserved and available for issuance under our employee stock purchase plan;

●	assumes no issuance or exercise of stock options or warrants on or after September 30, 2018;

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes all Series A Preferred Shares sold in this offering convert to 3,424,000 shares of common stock; and

●	reflects a one-for-ten reverse stock split of our issued and outstanding shares of common stock, options and warrants effected on November 28, 2018 and the corresponding adjustment of all common stock prices per share and stock option and warrant exercise prices per share.

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Market Price of Our Common Stock and Related Stockholder Matters

Our common stock trades on the NASDAQ Global Market under the symbol “TNXP”. The following table sets forth the range of high and low sales prices per share of our common stock for the past two years during the periods shown (as adjusted to reflect the one-for-ten reverse stock split effective November 28, 2018).

On November 27, 2018, we announced a reverse stock split of our shares of common stock at a ratio of one-for-ten. The reverse stock split took effect at 12:01 a.m. (Eastern Time) on November 28, 2018, and our common stock began to trade on a post-split basis at the market open on November 28, 2018. When the reverse stock split became effective, every 10 shares of our issued and outstanding common stock were combined into one share of common stock. Effecting the reverse stock split reduced the number of issued and outstanding shares of common stock from approximately 15,294,270 shares to approximately 1,529,427 shares. It also simultaneously adjusted outstanding options issued under our equity incentive plan and outstanding warrants to purchase common stock.

	Fiscal Year 2018
	High	Low
First Quarter	$43.50	$29.00
Second Quarter	$51.10	$27.00
Third Quarter	$48.00	$5.80
Fourth Quarter (through December 7, 2018)	$9.90	$2.84

	Fiscal Year 2017
	High	Low
First Quarter	$94.00	$33.01
Second Quarter	$58.10	$38.00
Third Quarter	$47.70	$28.50
Fourth Quarter	$49.90	$33.10

	Fiscal Year 2016
	High	Low
First Quarter	$795.41	$220.00
Second Quarter	$377.00	$184.00
Third Quarter	$280.00	$69.01
Fourth Quarter	$84.96	$35.20

Holders

As of December 7, 2018, we had 105 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

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Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of December 7, 2018 by:

●	each of our stockholders who is known by us to beneficially own more than five percent of our common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our directors and current officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission, or the SEC, or SEC. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, December 7, 2018 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of our common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o Tonix Pharmaceuticals Holding Corp., 509 Madison Avenue, Suite 306, New York, New York 1022.

Applicable percentage ownership in the following table is based on 1,529,427 shares of our common stock outstanding as of December 7, 2018 and also lists applicable percentage ownership based on 5,815,137 shares of our common stock assumed to be outstanding after completion of the offering, assuming the conversion of all Series A Preferred Shares issued as part of the Class B Units and no exercise by the underwriters of their option to purchase additional shares of our common stock.

	NUMBER OF SHARES		PERCENTAGE OF SHARES BENEFICIALLY OWNED (ASSUMING NO EXERCISE OF THE OVER-ALLOTMENT OPTION)
NAME OF OWNER	OWNED (1)		Before Offering (2)	After Offering
Seth Lederman	20,322	(3)	1.32%		*
Jessica Morris	1,475	(4)	*		*
Bradley Saenger	1,285	(5)	*		*
Gregory Sullivan	3,616	(6)	*		*
Margaret Smith Bell	2,000	(7)	*		*
Patrick Grace	2,701	(8)	*		*
David Grange	700	(9)	*		*
Donald Landry	3,332	(10)	*		*
Charles Mather IV	2,739	(11)	*		*
Adeoye Olukotun	—		*		*
John Rhodes	5,965	(12)	*		*

Officers and Directors as a Group (11 persons)	43,810	(13)	2.82%		*

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* Denotes less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 7, 2018 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based upon 1,529,427 shares of common stock issued and outstanding as of December 7, 2018.

(3) Includes 7,789 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, 50 shares of common stock underlying warrants, 2,047 shares of common stock owned by Lederman & Co, 325 shares of common stock owned by L&L, 590 shares of common stock owned by Targent, 292 shares of common stock owned by Leder Laboratories, Inc. (Leder Labs), 292 shares of common stock owned by Starling, 2,270 shares owned through a 401(k) account, 4,590 shares owned through an IRA account and 310 shares owned by Dr. Lederman’s spouse. Seth Lederman, as the Managing Member of Lederman & Co and Targent, the Manager of L&L and the Chairman of Leder Labs and Starling, has investment and voting control over the shares held by these entities.

(4) Includes 1,288 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, and 23 shares of common stock underlying warrants.

(5) Includes 977 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(6) Includes 1,567 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(7) Includes 2,000 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(8) Includes 2,425 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(9) Includes 700 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(10) Includes 2,410 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, 325 shares of common stock owned by L&L. Donald Landry, as a Member of L&L, has investment and voting control over the shares held by this entity.

(11) Includes 2,410 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days

(12) Includes 3,493 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days and 125 shares of common stock underlying warrants.

(13) Includes 25,059 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days, 2,047 shares of common stock owned by Lederman & Co, 325 shares of common stock owned by L&L, 590 shares of common stock owned by Targent, 292 shares of common stock owned by Leder Labs, 292 shares of common stock owned by Starling, 2,270 shares owned through a 401(k) account of Dr. Lederman, 4,590 shares owned through an IRA account of Dr. Lederman, 310 shares owned by Dr. Lederman’s spouse and 198 shares of common stock underlying warrants owned directly by the executive officers and directors.

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Certain Relationships and Related-Party Transactions

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years; and

●	any of our directors, executive officers, promoters or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section titled “Executive Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus.

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Description of Capital Stock

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, and to the provisions of Chapters 78 and 92A of the Nevada Revised Statutes, as amended (“NRS”).

Common Stock

We are authorized to issue up to 15,000,000 shares of our common stock, par value $0.001 per share. As of December 7, 2018, there were 1,529,427 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors collectively hold voting power to elect all of our directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as dissolution, merger or an amendment to our articles of incorporation. However, a two-thirds vote is required for stockholders to amend our bylaws.

Subject to the rights of holders of shares of our preferred stock, if any, the holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares on our common stock from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “TNXP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is vStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of designation relating to such series, as approved by the board of directors and filed with the Nevada Secretary of State. Pursuant to our articles of incorporation, the board of directors is expressly vested with the authority, without further action by the stockholders, to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

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Prior to the issuance of any series of preferred stock, we will further amend our articles of incorporation, as amended, by way of a certificate of designation designating such series and its terms. We will file a copy of the certificate of designation that contains the terms of each such series of preferred stock with the Nevada Secretary of State and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including, as applicable:

●	the designation, stated value and liquidation preference of the series;
●	the number of shares within the series;
●	the offering price;
●	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;
●	any redemption or sinking fund provisions;
●	the amount that shares of the series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;
●	the terms and conditions, if any, on which shares of the series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;
●	the voting rights, if any, of shares of the series; the status as to reissuance or sale of shares of the series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
●	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of the series as to dividends or upon liquidation;
●	the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of the series as to dividends or upon liquidation; and
●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of the series.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Convertible Preferred Stock, which we refer to as the Series A Preferred Shares. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the certificate of designation for the Series A Convertible Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 11,984 shares of the 5,000,000 authorized shares of preferred stock as Series A Preferred Shares, par value $0.001 per share. When issued, the Series A Preferred Shares will be validly issued, fully paid and non-assessable. Each share of Series A Preferred Shares will have a stated value of $1,000 per share.

Rank

The Series A Preferred Stock will rank on parity to our common stock with respect to dividends and liquidation rights.

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Conversion

Each Series A Preferred Share is initially convertible into shares of our common stock (subject to adjustment as provided in the certificate of designation for the Series A Preferred Stock) at any time at the option of the holder at a conversion price equal to the stated value of the Series A Preferred Shares of $1,000 divided by the public offering price of the Class A Units in this offering, or $3.50. Holders of Series A Preferred Shares will be prohibited from converting the Series A Preferred Shares into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred Shares will be entitled to receive the same amount that a holder of our common stock would receive if the Series A Preferred Shares were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights

Holders of Series A Preferred Shares generally will not have the right to vote on any matters brought before the Company’s common stockholders, either as a separate class or on an as-converted-to-common-stock basis, and will not have the right to vote for members of the Company’s board of directors. However, the affirmative vote of the holders of a majority of the then-outstanding Series A Preferred Shares will be required to (a) alter or change adversely the powers, preferences or rights of the Series A Preferred Shares, (b) amend our articles of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series A Preferred Shares, (c) increase the number of authorized Series A Preferred Shares, (c) issue any Series A Preferred Shares other than pursuant to the certificate of designation for the Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Series A Preferred Shares will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred Shares will participate, on an as-if-converted-to-common stock-basis, in any dividends paid to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any Series A Preferred Shares. Series A Preferred Shares are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

We do not plan on making an application to list the Series A Preferred Shares on any national securities exchange or other nationally recognized trading system.

Warrants

The following is a summary of the material terms of the warrants. This summary is not complete. The following summary of the terms and provisions of the warrants is qualified in its entirety by reference to the warrants and the warrant agency agreement, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part. vStock Transfer, LLC will act as Warrant Agent with respect to the warrants issued in this offering.

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Form

The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability

The warrants are exercisable at any time after their original issuance, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price

The exercise price per share of common stock purchasable upon exercise of the warrants is equal to 100% of the public offering price of a Class A Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the warrants are exercised.

Call Option

If there is a registration statement that covers the resale of the shares underlying the warrants or all of such shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions, including volume restrictions, we have the option to “call” the exercise of any or all of the warrants, from time to time by giving a call notice to the holder only after any 10-consecutive trading day period during which the daily VWAP of the common stock is not less than 300% of the exercise price for the common warrants in effect for such 10-consecutive trading day period. During the call period, the holder may exercise the warrant and purchase the called common stock underlying the warrant. If the holder fails to timely exercise the warrant or a number of shares of common stock equal to number of called shares of common stock during the call period, our sole remedy will be to cancel an amount of called shares of common stock underlying the warrant equal to such shortfall, with the warrant no longer being exercisable with respect to such shares of common stock. The call period is a period of 30 trading days following the date on which the call notice is deemed given and effective.

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Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Anti-Takeover Effects of Provisions of the Articles of Incorporation and Bylaws

Articles of Incorporation and Bylaw Provisions. Our articles of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. They are intended to enhance long-term value to our stockholders by increasing the likelihood of continued stability in the composition of our board of directors and its policies and may have the effect of discouraging certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. These provisions include the items described below.

Filling Vacancies. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Meetings of Stockholders. Our bylaws provide that our president, our board of directors or a duly authorized committee of the board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

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Advance Notice Requirements. Our bylaws include advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Bylaws and Articles of Incorporation. As required by Nevada law, any amendment of our articles of incorporation must first be approved by a majority of our board of directors and, if required by law or our articles of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws, or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting power of our company, voting together as a single class.

Blank Check Preferred Stock. Our articles of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may have the effect of discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the interests of our company or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more offerings or other transactions that might have the effect of diluting the relative voting or other rights of the proposed acquirer or activist stockholder or stockholder group. The issuance of shares of preferred stock with rights preferential to the common stock could have the effect of decreasing the amounts available for distribution to holders of shares of common stock. The issuance may also adversely affect the relative rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change of control of us.

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Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of their ownership and disposition of our common stock, warrants, and Series A Convertible Preferred Stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary, and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal tax consequences different from those set forth below. We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-United States, state or local jurisdiction or under any non-income tax laws, including United States federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the tax on net investment income or the alternative minimum tax. This discussion may not apply, in whole or in part, to particular U.S. holders and non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the United States federal income tax laws, including, without limitation:

●	insurance companies, banks or other financial institutions;
●	tax-exempt organizations;
●	pension plans;
●	controlled foreign corporations or passive foreign investment companies;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	persons that hold our common stock, warrants, and Series A Convertible Preferred Stock as a position in a hedging transaction, straddle, conversion transaction, synthetic security or other integrated investment;
●	persons that hold or receive our common stock, warrants, and Series A Convertible Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	persons that do not hold our common stock, warrants, and Series A Convertible Preferred Stock as a capital asset within the meaning of Section 1221 of the Code.

In addition, this discussion does not address the tax treatment of partnerships, including any entity or arrangement treated as a partnership for United States federal income tax purposes. Generally, the tax treatment of a person treated as a partner in such an entity will depend on the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, warrants, and Series A Convertible Preferred Stock and partners in such partnerships, should consult their tax advisors.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WARRANTS, AND SERIES A CONVERTIBLE PREFERRED STOCK AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

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Allocation of Purchase Price

For U.S. federal income tax purposes, each investor must allocate the purchase price paid by such investor among the purchased common stock, warrants, and Series A Convertible Preferred Stock, as applicable, based on their relative fair market values at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes in such investor’s purchased common stock, warrants, or Series A Convertible Preferred Stock, as applicable. The separation (as opposed to the disposition) of common stock, warrants, or Series A Convertible Preferred Stock pursuant to this offering should not be a taxable event for U.S. federal income tax purposes. Each holder should consult its own tax advisor regarding the allocation of the purchase price described herein.

The foregoing treatment of our common stock, warrants, and Series A Convertible Preferred Stock and an investor’s purchase price allocation are not binding on the IRS or the courts. Because there are no statutory, administrative or judicial authorities that directly address such investment units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each investor should consult with tax advisors regarding the risks associated with the acquisition of our common stock, warrants, and Series A Convertible Preferred Stock pursuant to this offering (including potential alternative characterizations) and regarding an allocation of the purchase price among the purchased common stock, warrants, and Series A Convertible Preferred Stock, as applicable, that each investor is treated as acquiring. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

U.S. Holders

Definition of U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our securities that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust whose administration is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust, or which has made a valid election to be treated as a United States person.

If you are not a U.S. holder, this section does not apply to you. Please see the discussion under “Non-U.S. Holders” below.

Exercise or Expiration of Warrants and Constructive Distributions on Warrants

Sale, Exchange, Redemption or other Taxable Disposition of Warrants

Upon the sale, exchange, redemption or other taxable disposition of a warrant, in general, a U.S. holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the warrant. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

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Exercise or Expiration of Warrants

Upon the exercise of a warrant by paying the exercise price in cash, in general, a U.S. holder will not recognize gain or loss for U.S. federal income tax purposes, except to the extent the U.S. holder receives a cash payment for any fractional share of common stock that would otherwise have been issuable upon exercise of the warrant. The U.S. holder’s initial tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. holder’s adjusted tax basis in the warrant and (2) the exercise price of the warrant. The U.S. holder’s holding period in the shares received upon exercise will commence on the day of exercise. If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to the U.S. holder’s adjusted tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the warrant has been held by the U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Constructive Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution if, and to the extent that, such adjustment has the effect of increasing a U.S. holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the holders of our common stock). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution could be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holder” below. U.S. holders should consult with tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holders

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to holders of our common stock in the foreseeable future. In addition, as described in the section captioned “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock—Dividends,” Series A Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. However, if we do make distributions of cash or property on our common stock or Series A Convertible Preferred Stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a U.S. holder’s tax basis in our common stock or Series A Convertible Preferred Stock, but not below zero, and then will be treated by a U.S. holder as gain from the sale of stock as described below under “Gain on Dispositions of Our Common Stock or Series A Convertible Preferred Stock by U.S. Holders.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the common shares are held for more than 60 days during the 121-day period beginning 60 days before the exdividend date and certain other holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by us will generally be treated as income from U.S. sources. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Gain on Disposition of Our Common Stock or Series A Convertible Preferred Stock by U.S. Holders

If a U.S holder sells or otherwise disposes of our common stock or Series A Convertible Preferred Stock (other than by conversion) in a taxable transaction, the U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or Series A Convertible Preferred Stock. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Series A Convertible Preferred Stock is more than one year at the time of the disposition. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

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Conversion of Our Series A Convertible Preferred Stock into Our Common Stock

Generally, a U.S. holder will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock (except to the extent the U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Series A Convertible Preferred Stock). The adjusted tax basis of our common stock that a U.S. holder receives on conversion will equal the adjusted tax basis of the Series A Convertible Preferred Stock converted (decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issued upon conversion of the Series A Convertible Preferred Stock), and the holding period of such common stock received on conversion will include the period during which the U.S. holder held the Series A Convertible Preferred Stock prior to conversion.

In the event a U.S. holder’s Series A Convertible Preferred Stock is converted pursuant to an election by such U.S. holder in the case of certain acquisitions or fundamental changes or pursuant to certain other transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. In this regard, it is possible that any related adjustment of the conversion rate would be treated as a constructive distribution to the U.S. holder as described below under “U.S. Holders—Constructive Dividends on Series A Convertible Preferred Stock.” U.S. holders should consult their own tax advisors to determine the specific tax treatment o f a conversion under such circumstances.

Constructive Dividends on Series A Convertible Preferred Stock

The conversion rate of our Series A Convertible Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.” Section 305(c) of the Code and Treasury regulations thereunder may treat a U.S. holder of our Series A Convertible Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. Holders—Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holders,” if and to the extent that certain adjustments in the conversion rate (or failures to make such an adjustment) increase the proportionate interest of such U.S. holder in our earnings and profits. In certain other circumstances, an adjustment to the conversion rate of our Series A Convertible Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Information Reporting and Backup Withholding

U.S. holders may be subject to information withholding and/or backup withholding with respect to the gross proceeds from the disposition of our securities, or from payments of dividends. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if a U.S. holder (1) fails to furnish a social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly or (4) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is correct, that the U.S. holder is not subject to backup withholding and that the U.S. holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. holder to a refund with respect to) such U.S. holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons, including corporations and certain financial institutions, that demonstrate this fact if requested, are exempt from information reporting and backup withholding. U.S. holders should consult with tax advisors as to their qualification for exemption.

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Non-U.S. Holders

Definition of Non-U.S. Holder

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock, warrants, and Series A Convertible Preferred Stock that is not, for United States federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust whose administration is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust, or which has made a valid election to be treated as a United States person.

Exercise or Expiration of Warrants and Constructive Distributions on Warrants

Exercise or Expiration of Warrants

For certain Non-U.S. holders engaged in the conduct of a trade or business in the United States, the U.S. federal income tax treatment of the exercise of a warrant, or the expiration of a warrant, generally will correspond to the U.S. federal income tax treatment of the exercise or expiration of a warrant by a U.S. holder. For all other Non-U.S. holders, the exercise or expiration of a warrant generally will not be a U.S. taxable event.

Constructive Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution if, and to the extent that, such adjustment has the effect of increasing a non-U.S. holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the holders of our common stock). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Non-U.S. Holders—Distributions on Common Stock or Series A Convertible Preferred Stock to Non-U.S. Holders” below. Non-U.S. holders should consult with tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Common Stock and Series A Convertible Preferred Stock to Non-U.S. Holders

As described in the section titled “Dividend Policy,” we do not anticipate paying any cash dividends or making distributions of other property on our common stock in the foreseeable future. In addition, as described in the section captioned “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock—Dividends,” Series A Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. However, if we do make distributions of cash or property on our common stock or Series A Convertible Preferred Stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a non-U.S. holder’s tax basis in our common stock or Series A Convertible Preferred Stock, but not below zero, and then will be treated by a non-U.S. holder as gain from the sale of stock as described below under “Non-U.S. Holders—Gain on Dispositions of Our Common Stock, Warrants, or Series A Convertible Preferred Stock by Non-U.S. Holders.”

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Subject to the discussion below on effectively connected income, backup withholding, and FATCA, any dividend paid to a non-U.S. holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and certify qualification for the reduced rate. If a non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. If a non-U.S. holder holds our common stock and Series A Convertible Preferred Stock through a financial institution or other agent acting on such non-U.S. holder’s behalf, appropriate documentation will need to be provided to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), are generally exempt from the 30% withholding tax if certain certification and disclosure requirements are satisfied. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. However, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same United States federal income tax rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide a United States taxpayer identification number.

For additional withholding rules that may apply to dividends, including dividends paid to foreign financial institutions (as specifically defined by the applicable rules) or to certain other foreign entities that have substantial direct or indirect United States owners, see the discussion below under the headings “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

Gain on Disposition of Our Common Stock, Warrants, or Series A Convertible Preferred Stock by Non-U.S. Holders

Subject to the discussion below under the headings “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities,” a non-U.S. holder generally will not be required to pay United States federal income tax or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our common stock, warrants, or Series A Convertible Preferred Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder will be required to pay tax on the net gain derived from the sale or disposition at the rates and in the manner applicable to United States persons, and an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may also apply to a corporate non-U.S. holder;

●	such non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or disposition, which gain may be offset by United States-source capital losses for the taxable year of the sale or disposition; or

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●	our common stock, warrants, or Series A Convertible Preferred Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation”, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock, warrants, or Series A Convertible Preferred Stock in which case the non-U.S. holder generally will be taxed on net gain derived from the sale or disposition at the rates applicable to United States persons.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Non- U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Conversion of Our Series A Convertible Preferred Stock into Our Common Stock

A non-U.S. holder generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock (except to the extent the non-U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Series A Convertible Preferred Stock).

Constructive Dividends on Series A Convertible Preferred Stock

As described above under “U.S. Holders—Constructive Dividends on Series A Convertible Preferred Stock,” in certain circumstances, a non-U.S. holder will be deemed to receive a constructive distribution from us. Adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are treated as dividends for U.S. federal income tax purposes. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal income tax or withholding tax in the manner described above under “Non-U.S. Holders—Distributions on Common Stock and Series A Convertible Preferred Stock.” It is possible that U.S. federal tax on the constructive dividend would be withheld, if applicable, from subsequent payments on the Series A Convertible Preferred Stock or our common stock.

Information Reporting and Backup Withholding

We (or the applicable paying agent) must report annually to the IRS the amount of dividends on our common stock, warrants, or Series A Convertible Preferred Stock paid to non-U.S. holders and the amount of tax withheld, if any. A similar report will be sent to each non-U.S. holder. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in a non-U.S. holder’s country of residence.

Non-U.S. holders will generally be subject to backup withholding (at a current rate of 24%) for dividends on our common stock, warrants, or Series A Convertible Preferred Stock paid to such non-U.S. holders unless an exemption is established such as by, for example, properly certifying non-United States status on an IRS Form W-8BEN or W-8BEN-E (or applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder of our common stock, warrants, or Series A Convertible Preferred Stock is a United States person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock, warrants, or Series A Convertible Preferred Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of shares of common stock, warrants, or Series A Convertible Preferred Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to such non-U.S. holder to the IRS and also to backup withhold on that amount unless the broker is provided with appropriate certification of status as a non-United States person or an exemption is otherwise established. Information reporting will also apply if a non-U.S. holder sells shares of common stock, warrants, or Series A Convertible Preferred Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-United States person and certain other conditions are met, or an exemption is otherwise established.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. Non-U.S. holders should consult with tax advisors regarding the application of the information reporting and backup withholding rules to investment in our common stock, warrants, or Series A Convertible Preferred Stock.

Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, imposes a United States federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other non-United States persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect United States security holders and/or United States account holders. Such payments include dividends on and, on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock, warrants, or Series A Convertible Preferred Stock. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in our common stock, warrants, and Series A Convertible Preferred Stock.

U.S. Federal Estate Tax

Certain securities beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes and, therefore, may be subject to United States federal estate tax unless an applicable estate tax treaty or other treaty provides otherwise. Investors are urged to consult their own tax advisors regarding the United States federal estate tax consequences of the ownership or disposition of our securities.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT WITH TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WARRANTS, AND SERIES A CONVERTIBLE PREFERRED STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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Underwriting

Alliance Global Partners is acting as the representative of the underwriters and the sole book-running manager in this offering. We have entered into an underwriting agreement dated December 7, 2018 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriters	Number of Class A Units	Number of Class B Units
Alliance Global Partners	775,539	10,786
Dawson James Securities, Inc.	86,171	1,198

The underwriters are committed to purchase all the Units offered by us other than those covered by the over-allotment option to purchase additional securities described below, if they purchase any Units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option to Purchase Additional Securities

We have granted the underwriters an option to purchase 642,856 additional shares of common stock and/or additional warrants to purchase 642,856 shares of common stock. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase additional shares of common stock and/or additional warrants to purchase shares of common stock from us, solely to cover over-allotments, if any. If the underwriters exercise all or part of this over-allotment option, they will purchase such common stock covered by the over-allotment option at $3.49 per share and the warrants covered by the over-allotment option at a price of one cent per warrant, in each case less the underwriting discounts and commissions. If this over-allotment option is exercised in full, the total offering price to the public will be approximately $17.2 million and the total net proceeds, after expenses, to us will be approximately $15.8 million.

Discounts, Commissions and Expense Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional securities.

	Per Class B Unit	Per Class A Unit	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$3.50	$1000	$14,999,985	$17,249,981
Underwriting discount	$0.245	$70	$1,049,999	$1,207,499
Proceeds, before expense, to us	$3.255	$930	$13,949,986	$16,042,482

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The underwriters propose to offer the Units offered by us to the public at the public offering price per respective Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of up to $0.1225 per Class A Unit and $35 per Class B Unit.

If all of the Units offered by us are not sold at the respective public offering prices per Unit, the underwriters may change the offering price per Unit and other selling terms by means of a supplement to this prospectus.

We have also agreed to reimburse certain of the representative’s out of pocket expenses not to exceed $148,000, including the fees of underwriters’ counsel, which will not exceed $100,000, $25,000 for IPREO software related expenses, $5,000 for background check expenses, $3,000 for tombstones and up to $15,000 in marketing related expenses including roadshow expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts, commissions and underwriter expense reimbursement will be approximately $0.1 million.

Lock-Up Agreements

We have agreed with the underwriter not to offer for sale, issue or sell, or register for offer or sale, any of our common stock or securities convertible into our common stock for a period of 90 days after the date of this prospectus, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days from the closing date of this offering, without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares our common stock owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations; (3) file or caused to be filed any registration statement relating to the offering of any shares of our capital shares; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to such securities.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of either class of Unit to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

The NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “TNXP.”

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Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their option to purchase additional shares of common stock and/or warrants to purchase common stock and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage, and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.

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The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

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Legal Matters

The validity of the issuance of the shares of common stock and preferred stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Lowenstein Sandler, LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Tonix Pharmaceuticals Holding Corp. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

Experts

The consolidated balance sheets of Tonix Pharmaceuticals Holding Corp. and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Nevada law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find ADDITIONAL Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.tonixpharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus, and any references to this website or any other website are inactive textual references only. You may also request a copy of these filings, at no cost, by writing us at 509 Madison Avenue, Suite 306, New York, New York 10022 or calling us at (212) 980-9155.

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Incorporation of Documents by Reference

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018, June 30, 2018, filed with the SEC on August 13, 2018,and September 30, 2018, filed with the SEC on November 9, 2018;

●	our Definitive Proxy Statements on Schedule 14A, filed on April 19, 2018 and May 29, 2018;

●	our Current Reports on Form 8-K, filed on January 9, 2018, January 19, 2018 (as to Item 8.01 only), January 22, 2018, January 23, 2018, February 15, 2018, March 12, 2018, April 3, 2018 (as to Item 8.01 only), April 13, 2018, May 1, 2018, May 14, 2018, May 24, 2018, May 31, 2018, June 8, 2018, July 16, 2018, July 27, 2018, August 13, 2018, August 21, 2018, August 22, 2018, August 23, 2018 (as to Item 8.01 only), September 7, 2018, September 10, 2018, September 13, 2018 (as to Item 8.01 only), October 2, 2018; October 24, 2018, October 31, 2018, November 1, 2018, November 6, 2018, November 7, 2018, November 9, 2018, November 27, 2018, November 29, 2018, and November 30, 2018; and

●	the description of our common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on July 23, 2013.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished “ to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 306

New York, New York 10022

Attention: Investor Relations

Telephone (212) 980-9155

You also may access these filings on our website at http://www.tonixpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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861,710 Class A Units Consisting of Common Stock and Warrants and

11,984 Class B Units Consisting of Series A Convertible Preferred Stock and Warrants

PROSPECTUS

Sole Book-Running Manager

A.G.P.

Co-Manager

Dawson James Securities, Inc.

December 7, 2018

Through and including January 2, 2019 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.